Exhibit 99.1

ANALYST/INVESTOR INQUIRIES:	MEDIA INQUIRIES:
Darcie M. Brossart	John Ford
(214) 863-1335	(212) 583-5559
dbrossart@wyndham.com	ford@blackstone.com

THE BLACKSTONE GROUP COMPLETES ACQUISITION OF

WYNDHAM INTERNATIONAL, INC.

DALLAS (Aug. 16, 2005) - Wyndham International, Inc. (AMEX: WBR) (the “Company”) announced today that it has completed its merger with an affiliate of The Blackstone Group. Under the terms of the merger agreement, the Company’s common stockholders will be entitled to receive $1.15 in cash, without interest. The holders of shares of Series A and Series B Preferred Stock will be entitled to receive $72.17 per share in cash, without interest.

About Wyndham International, Inc.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Website. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

About The Blackstone Group

The Blackstone Group, a private investment firm with offices in New York, Boston, Atlanta, London, Hamburg, Paris and Mumbai, was founded in 1985. Blackstone’s Real Estate Group has raised five funds, representing over $6 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to Real Estate, The Blackstone Group’s core businesses include Private Equity, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory, and Restructuring and Reorganization Advisory. The Blackstone Group can be accessed on the Internet at http://www.blackstone.com.

Cautionary Statement:

This release contains statements about expected future events that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Company’s SEC filings, which are available at www.wyndham.com.

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